UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 10, 2012

CHINA BIOLOGIC PRODUCTS, INC. (Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(Address of Principal Executive Offices)

86 10 6598 3111
Registrant's telephone number, including area code

____________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Mr. David (Xiaoying) Gao has been appointed as the Chief Executive Officer (the “CEO”) of China Biologic Products, Inc. (the “Company”), effective May 10, 2012. Mr. Gao succeeds Mr. Colin (Chao Ming) Zhao, who will continue to serve as the President of the Company.

By assuming the CEO position, Mr. Gao has moved from non-executive Chairman to executive Chairman of the Board of Directors. In this connection, Mr. Gao has resigned from his posts in the Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the Board, effective May 10, 2012. The Company plans to fill the vacancies in the three Committees resulting from Mr. Gao’s resignation.

The Company entered into an employment agreement with Mr. Gao, pursuant to which the Company agreed to pay Mr. Gao an annual base salary of $500,000 as consideration for the performance of his duties as the CEO. Mr. Gao will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. The employment agreement also provides that if Mr. Gao’s employment is terminated by the Company without cause, Mr. Gao will be entitled to receive severance payment equal to 12 months of his then current base salary paid in 12 equal monthly installments, and that if Mr. Gao’s employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Gao will be entitled to receive severance payment equal to 18 months of his then current base salary paid in 18 equal monthly installments. Mr. Gao is also granted a ten-year nonstatutory stock option to purchase 300,000 shares of our common stock under our 2008 Equity Incentive Plan, at an exercise price of $9.23 per share. The stock option will vest in 12 equal portions on a quarterly basis over a three-year period, with the first portion vesting on August 11, 2012. The description of the terms of the employment agreement and the option grant agreement is qualified in its entirety by the provisions of the employment agreement and option grant agreement filed as exhibits to this Current Report on Form 8-K.

Mr. Gao has served as a Director of the Company since October 6, 2011 and the Chairman of the Board of Directors since March 30, 2012. Prior to joining the Company, Mr. Gao served as the chief executive officer and director of BMP Sunstone Corporation, a company listed on NASDAQ, from February 2004 until its acquisition by Sanofi in February 2011. Following the acquisition, Mr. Gao served as a senior integration advisor for Sanofi from February to August 2011. From February 2002 through February 2004, Mr. Gao served as the chairman of the board of directors of Beijing Med-Pharm Co. Ltd. Between 2003 and 2004, Mr. Gao also served as the chairman and the chief executive officer of Abacus Investments Ltd, a private wealth management company. From 1989 to 2002, Mr. Gao held various executive positions at Motorola, Inc., a publicly traded company specializing in wireless, broadband, and automotive communications technologies and embedded electronic products, including as a vice president and director for the integrated electronic system sector, Asia-Pacific operation, from 1998 to 2002, a member of the management board of Motorola Asia Pacific and the management board of Motorola Japan Ltd. from 2000 to 2002, and a member of the management board of Motorola China from 1996 to 2002. Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and a M.B.A. from the Massachusetts Institute of Technology. He is 61 years old.

There is no family relationship between Mr. Gao and any directors or other executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction, between Mr. Gao and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On May 11, 2012, the Company issued a news release announcing the above-referenced change of executive officer.

A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
10.1	Employment Agreement between Xiaoying Gao and China Biologic Products, Inc., dated May 11, 2012
10.2	Option Grant Agreement between Xiaoying Gao and China Biologic Products, Inc., dated May 11, 2012
99.1	News release dated May 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2012

CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer